Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated May 17, 2021 (except for the effects of the reverse stock split described in Note 2 and Note 11 D, as to which the date is September 27, 2021), with respect to the consolidated financial statements of Hillstream BioPharma, Inc. (the “Company”) as of December 31, 2020 and 2019, and for the years then ended (which includes an explanatory paragraph related to the existence of substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” included in this Amendment No. 1 to the Registration Statement and accompanying prospectus on Form S-1.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

October 15, 2021